UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 27, 2017 (October 26, 2017)

WARRIOR MET COAL, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-38061	81-0706839
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S Employer Identification No.)

16243 Highway 216 Brookwood, Alabama		35444
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (205) 554-6150

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☒

Item 8.01	Other Events

On October 26, 2017, Warrior Met Coal, Inc. (the “Company”) announced that it priced its previously announced private offering (the “Offering”) of $350 million aggregate principal amount of its 8.00% senior secured notes due 2024 (the “Notes”). The Company expects to use the net proceeds of the Offering, together with cash on hand of approximately $260 million, to pay, during 2017, a special cash dividend of approximately $600 million to all of its stockholders on a pro rata basis. The Notes are being offered and sold only to persons reasonably believed to be qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and to certain non-U.S. persons in transactions outside the United States pursuant to Regulation S under the Securities Act. The Offering is expected to close on November 2, 2017, subject to customary closing conditions.

A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

This Current Report on Form 8-K is neither an offer to sell nor a solicitation of an offer to buy any of the Notes in the Offering and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Exhibit Description

99.1	Press release, dated October 26, 2017

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Warrior Met Coal, Inc.

Date: October 27, 2017	By:	/s/ Dale W. Boyles
Dale W. Boyles
Chief Financial Officer